Exhibit (a)(5)(D)

LETTER TO PARTICIPANTS IN

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP

PLAN FOR SALARIED AND NON-BARGAINED HOURLY EMPLOYEES OR

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN FOR BARGAINED HOURLY EMPLOYEES

May 10, 2005

RE:	Offer to Purchase Common Stock of MeadWestvaco Corporation

TO:	Participants in the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees or the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees

Dear Participant:

A. THE TENDER OFFER

We are enclosing materials being sent to stockholders of MeadWestvaco Corporation (“MeadWestvaco”) in connection with its recently announced offer to purchase up to 16,000,000 shares of MeadWestvaco’s common stock, par value $0.01 per share, together with the associated preferred stock purchase rights issued under the Rights Agreement, dated as of January 29, 2002, between MeadWestvaco and The Bank of New York, as the Rights Agent (such shares, together with such rights, herein referred to as the “shares”), at a price not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest. The terms and conditions of this offer are set forth in MeadWestvaco’s offer to purchase, dated May 10, 2005, and in the letter of transmittal, which together (and as each might be amended and supplemented from time to time) constitute the tender offer.

MeadWestvaco will, upon the terms and subject to the conditions of the tender offer, determine a single per share price (the “Purchase Price”), not greater than $32.50 nor less than $28.25 per share, that it will pay for the shares properly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. MeadWestvaco will select the lowest Purchase Price that will allow it to purchase 16,000,000 shares, or, if a lesser number of shares is properly tendered, such lesser number as is properly tendered and not properly withdrawn. MeadWestvaco also expressly reserves the right, in its sole discretion, to purchase additional shares, subject to applicable legal requirements. All stockholders whose shares MeadWestvaco purchases will receive the same purchase price for each share that MeadWestvaco purchases in the tender offer.

As described in the offer to purchase, if more 16,000,000 shares (or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn before the expiration date, then MeadWestvaco will accept shares for purchase at the Purchase Price in the following order of priority:

1. First, MeadWestvaco will purchase all shares properly tendered at or below the Purchase Price and not properly withdrawn before the expiration date by any “odd lot holder” who:

a. tenders ALL of the shares owned beneficially or of record by such odd lot holder at or below the Purchase Price before the expiration date (partial tenders will not qualify for this preference); AND

b. completes the section captioned “Odd Lots” on the letter of transmittal and, if applicable, on the notice of guaranteed delivery,

without regard to any proration that would otherwise be applicable to such “odd lot” shares.

2. Second, after MeadWestvaco has purchased all properly tendered (and not properly withdrawn) “odd lot” shares, MeadWestvaco will purchase all other shares properly tendered (and not properly withdrawn) at or below the Purchase Price before the expiration date on a pro rata basis, subject to the conditional tender provisions described in section 6 of the offer to purchase, and with adjustments to avoid purchases of fractional shares, all as provided in the offer to purchase.

3. Third, and only if necessary to permit MeadWestvaco to purchase 16,000,000 shares (or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law), MeadWestvaco will purchase properly tendered shares from holders who have tendered shares conditionally (and for whom the condition was not initially satisfied) by random lot to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered (and for whom the condition was not initially satisfied) must have tendered all of their shares.

B. YOUR RIGHTS PURSUANT TO

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN FOR SALARIED AND NON-BARGAINED HOURLY EMPLOYEES OR

THE MEADWESTVACO CORPORATION SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN FOR BARGAINED HOURLY EMPLOYEES

We have enclosed a brief description of the tender offer and questions and answers (“Q&A”) describing how the process works in the context of the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees or the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees. In this letter and the accompanying documents, we refer to the Plan to which you belong (whether it be the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees or the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees) as your “Plan,” and to both plans collectively, as the “Plans.” The assets of each of the Plans are held in the MeadWestvaco Corporation Master Retirement Savings Trust (the “Trust”). The Northern Trust Company is currently the directed Trustee for the Trust and is referred to in this letter as the “Trustee.” Finally, we refer to the amount of each participant’s balance in the Plan as such participant’s “Plan account.”

Our records indicate that you are a participant in one of the Plans. According to the Plan’s records, pursuant to your participation in one of the Plans, equivalent shares of MeadWestvaco common stock are allocated to your Plan account. The number of equivalent shares held in your Plan account is calculated by dividing the value of your Plan account allocated to the MeadWestvaco Stock Fund under the Plan by the New York Stock Exchange closing price of MeadWestvaco’s common stock on a particular day. Please note: you may only direct the Trustee to tender equivalent shares representing the amount of your Plan account balance allocated to the MeadWestvaco Stock Fund that you are eligible to transfer from the MeadWestvaco Stock Fund under the Plan’s diversification rules. Accordingly, pursuant to the tender offer described in Part A of this letter, you may elect to direct the Trustee to tender (i.e., offer to sell) some or all of the shares currently allocated to your Plan account which you are permitted to sell under the Plan’s diversification rules (which are referred to in this letter and in the accompanying instruction form and Q&A as your “Plan shares”), by following the procedures described in the documents enclosed with this letter. In order to instruct the Trustee to tender any of your Plan shares, you must fill out the enclosed yellow instruction form, which requires you to indicate the percentage of your Plan shares that you are choosing to tender, and the minimum price or prices you are willing to accept for such shares. In addition, if you want to maximize the chances of MeadWestvaco purchasing your Plan shares, instead of electing a specific price or prices, you may simply check the box under Option A on the yellow instruction form, indicating that you are tendering your Plan shares at the Purchase Price that MeadWestvaco determines pursuant to the terms of the tender offer, whatever that price might be within the range of $28.25 to $32.50 per share. Note that this election could have the effect of decreasing the price at which MeadWestvaco purchases tendered shares because shares tendered using this election may be available for purchase at the minimum price of $28.25 per share and, as a result, it is possible that this election could result in MeadWestvaco purchasing your tendered shares at the minimum price of $28.25 per share.

Please note that the Plan is prohibited by law from selling Plan shares to MeadWestvaco for a price or prices that are less than the prevailing market price of MeadWestvaco’s common stock. Accordingly, if you elect Option B on the yellow instruction form and tender Plan shares at a price or prices that are lower than the closing price of MeadWestvaco’s common stock on the date the tender offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. This could result in the selected percentage of your Plan shares not being accepted for purchase by MeadWestvaco. Similarly, if you elect to maximize the chance of having MeadWestvaco purchase your Plan shares by electing Option A on the yellow instruction form, and the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires is within the range of prices set forth under Option B of the instruction form, the tender price will be deemed to have been increased to the closest tender price that is not less than the closing price of MeadWestvaco’s common stock on the New York Stock Exchange on the date the tender offer expires. If the closing price of MeadWestvaco’s common stock on the date the tender offer expires is greater than the maximum price available in the tender offer, none of the Plan shares will be tendered and your tender will be deemed to have been withdrawn.

PLEASE NOTE THAT, ALTHOUGH THE DEADLINE FOR THE TRUSTEE TO TENDER YOUR SHARES IS WEDNESDAY, JUNE 8, 2005, TO ALLOW THE TRUSTEE SUFFICIENT TIME TO PROCESS YOUR INSTRUCTIONS, YOU MUST SEND YOUR INSTRUCTION FORM TO THE TRUSTEE FOR RECEIPT BY 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005. You also may direct the Trustee to withdraw any tender you have previously directed it to make pursuant to the tender offer, as long as you do so prior to 5:00 p.m., New York City time, on Tuesday, June 7, 2005. If the tender offer is extended, then you must ensure that the Trustee receives any withdrawal requests or instruction forms that you send by 5:00 p.m., New York City time, on the date that is one (1) New York Stock Exchange trading day before the new expiration date.

The instruction form calls for you to specify a percentage of your Plan shares that you are instructing the Trustee to tender. You may obtain information about the number of equivalent shares allocated to your Plan account by calling the MeadWestvaco Benefits Resource Center at (800) 540-4272. You may tender some or all of the equivalent shares held in your Plan account which you are permitted to sell under the Plan’s diversification rules. IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST IDENTIFY THE PERCENTAGE OF YOUR PLAN SHARES YOU WISH TO TENDER AT EACH SPECIFIC PRICE AT WHICH YOU WISH TO INSTRUCT THE TRUSTEE TO TENDER SUCH PORTION OF YOUR PLAN SHARES.

Before making a decision, you should read carefully the enclosed offer to purchase, letter of transmittal, Q&A and the yellow instruction form. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY TRANSMIT THE YELLOW INSTRUCTION FORM SO THAT THE TRUSTEE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See section 7 of the offer to purchase for a description of these conditions.

NEITHER MEADWESTVACO NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER FOR THE TENDER OFFER MAKES ANY RECOMMENDATION TO ANY PARTICIPANT IN ANY OF THE PLANS AS TO WHETHER TO INSTRUCT THE TRUSTEE TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF THE SHARES IN SUCH PARTICIPANT’S PLAN ACCOUNT, OR AS TO THE PRICE OR PRICES AT WHICH ANY SUCH PARTICIPANT MIGHT WISH TO INSTRUCT THE TRUSTEE TO TENDER HIS OR HER SHARES. PARTICIPANTS IN THE PLANS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER

SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER SHARES. THE DIRECTORS AND EXECUTIVE OFFICERS OF MEADWESTVACO HAVE ADVISED MEADWESTVACO THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

If you direct the Trustee to tender any Plan shares and MeadWestvaco accepts such shares for purchase, the Trustee will allocate the Purchase Price that MeadWestvaco pays for such shares (the “tender proceeds”) to the MeadWestvaco Stable Value Fund for your benefit and on your behalf. Beginning on the first business day following the Trustee’s receipt of the tender proceeds, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within your Plan.

The tender offer is being made solely under the offer to purchase and the letter of transmittal. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

IF YOU ARE ELECTING TO TENDER SHARES FROM YOUR PLAN ACCOUNT, YOUR PROMPT ACTION IS REQUESTED. THE TRUSTEE MUST RECEIVE THE ENCLOSED YELLOW INSTRUCTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2005 (UNLESS THE TENDER OFFER IS EXTENDED). Please transmit your instruction form to the Trustee at P. O. Box 1997, New York, NY 10117-0024. PLEASE USE, FOR YOUR CONVENIENCE, THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID REPLY ENVELOPE TO RETURN YOUR COMPLETED INSTRUCTION FORM TO THE TRUSTEE, OR FAX YOUR COMPLETED INSTRUCTION FORM TO THE TRUSTEE’S TABULATION AGENT, ELLEN PHILIP ASSOCIATES, AT (212) 645-8046. In an emergency, you may also overnight your instruction form to the Trustee’s tabulation agent, Ellen Philip Associates, at 134 West 26th Street, New York, NY 10001. Do not call your benefits administrator to communicate your decision regarding the tender offer. You may only respond by completing and transmitting the enclosed instruction form TO THE TRUSTEE. Do not mail your completed instruction form to your benefits administrator.

You must complete and sign the enclosed yellow instruction form. IF YOU DO NOT SIGN THE INSTRUCTION FORM, YOUR DIRECTIONS WILL NOT BE ACCEPTED AND THE INSTRUCTION FORM, AS WELL AS YOUR DIRECTIONS, WILL BE VOID. IN THAT EVENT, YOU WILL BE DEEMED TO HAVE CHOSEN NOT TO TENDER ANY PLAN SHARES.

IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, SIMPLY TAKE NO ACTION. If the Trustee does not receive any direction, you will be deemed to have instructed the Trustee not to tender any of your Plan shares, and such shares will remain in your Plan account. YOUR DECISION WHETHER OR NOT TO TENDER THE SHARES WILL BE KEPT CONFIDENTIAL.

Sincerely,

MEADWESTVACO CORPORATION

Administrator of the MeadWestvaco Corporation Savings and

Employee Stock Ownership Plan for Salaried and Non-Bargained

Hourly Employees and the MeadWestvaco Corporation Savings

and Employee Stock Ownership Plan for Bargained Hourly

Employees.

4